Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Avid Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(h)	650,000	$26.56	17,264,000	$0.0001102	$1,902.49
Total Offering Amounts					17,264,000		$1,902.49
Total Fee Offsets							$0.00
Net Fee Due							$1,902.49

(1)          In accordance with Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 and based upon the average of the high and low prices of Avid Technology, Inc.’s Common Stock as reported on the Nasdaq Global Select Market on July 17, 2023, which was $26.56 per share.